INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2021
8% year-over-year revenue growth more than doubles operating income

WILMINGTON, DE. - May 6, 2021 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the quarter ended March 31, 2021.
First Quarter 2021 Financial Highlights
•Recurring revenue was $78.6 million, compared to recurring revenue of $75.5 million in first quarter 2020, a 4% year-over-year increase. Total revenue was $82.4 million, compared to $76.2 million in first quarter 2020, an 8% year-over-year increase.
•Operating expenses were $70.4 million, compared to $71.5 million in first quarter 2020.
•Operating income increased to $12.0 million, compared to $4.7 million in first quarter 2020.
•Net income1 was $5.6 million, or $0.18 per diluted share, compared to net income of $0.1 million in first quarter 2020. As previously disclosed, first quarter 2020 net income included a $4.4 million net gain, primarily from the write-up of a long-term investment.
“I am excited to join a company that's so well positioned,” said Liren Chen, President and CEO of InterDigital. “We began 2021 with great momentum signing three license agreements in the first four months, including the renewal with Sharp Corporation. We remain focused on pursuing agreements with unlicensed customers in both the handset and consumer electronics markets.”
“I am pleased to report another quarter of great financial results that highlighted the strength of our operating model, where solid year-over-year revenue growth saw us more than double operating income” noted Richard Brezski, CFO of InterDigital.
Additional Highlights

•The company recorded $9.8 million of cash used in operating activities, compared to $26.9 million in first quarter 2020.
•The company used $19.8 million of free cash flow2, compared to $34.7 million in first quarter 2020. The change was primarily driven by timing of collections under fixed-fee agreements. Cash and cash equivalents, restricted cash and short-term investments totaled $889.5 million on March 31, 2021.
•Compared to prior year, interest expense decreased $3.6 million primarily due to a reduction in non-cash interest expense resulting from the accounting adoption of ASU 2020-06, related to the accounting for convertible debts.
•The company repurchased $5.8 million, or 0.1 million shares, during first quarter 2021.

Conference Call Information
InterDigital will host a conference call on Thursday, May 6th, 2021 at 10:00 a.m. ET to discuss its first quarter 2021 financial performance and other company matters.
For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference call, dial (800) 367-2403 within the United States or +1 (334) 777-6978 from other locations. Please call by 9:50 a.m. ET on May 6th and give the operator conference ID number 9549363.
An Internet replay of the conference call will be available on InterDigital’s website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET on May 6th through 1:00 p.m. ET on May 11th. To access the recorded replay, call (888) 203-1112 or +1 (719) 457-0820 and use the replay code 9549363.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P SmallCap 600® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to execute strongly on our business during the ongoing COVID-19 pandemic. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “see,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies and enter into customer agreements; (vi) the failure of the markets for our current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of our technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the Tax Reform Act, as well as further guidance that may be issued regarding the Tax Reform Act; (ix) failure to accurately forecast the long-term value and costs of the Technicolor business or of certain assets acquired in the transaction; (x) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xi) changes or inaccuracies in market projections; (xii) the potential effects that the ongoing COVID-19 pandemic and/or corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows; and (xiii) changes in our business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Throughout this press release, net income and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash used in operating activities less purchases of property and equipment and capitalized patent costs. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of free cash flow, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2021	2020
REVENUES:
Variable patent royalty revenue	$7,096	$5,946
Fixed-fee royalty revenue	69,296	66,347
Current patent royalties	76,392	72,293
Non-current patent royalties	3,781	705
Total patent royalties	80,173	72,998
Current technology solutions revenue	2,190	3,212
Total Revenue	$82,363	$76,210

OPERATING EXPENSES:
Patent administration and licensing	36,574	40,108
Development	22,583	18,818
Selling, general and administrative	11,217	12,603
Total Operating expenses	70,374	71,529
Income from operations	11,989	4,681
INTEREST EXPENSE	(6,990)	(10,545)
OTHER INCOME, NET	724	6,023
Income before income taxes	5,723	159
INCOME TAX PROVISION	(1,765)	(1,820)
NET INCOME (LOSS)	$3,958	$(1,661)
Net loss attributable to noncontrolling interest	(1,613)	(1,777)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$5,571	$116
NET INCOME PER COMMON SHARE — BASIC	$0.18	$—
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,836	30,722
NET INCOME PER COMMON SHARE — DILUTED	$0.18	$—
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	31,195	30,920
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2021	2020
Income before income taxes	$5,723	$159
Taxes paid	(4,328)	(2,228)
Non-cash expenses	23,833	20,299
Change in deferred revenue	(23,429)	(39,512)
Decrease in operating working capital, deferred charges and other	(11,641)	(5,603)
Purchases of property and equipment and capitalized patent costs	(9,989)	(7,859)
FREE CASH FLOW [2]	(19,831)	(34,744)

Long-term investments	(1,091)	—
Non-controlling interest distribution	(1,109)	—
Dividends paid	(10,786)	(10,747)
Taxes withheld upon restricted stock unit vestings	(2,962)	(725)
Payments on long-term debt	—	(94,909)
Repurchase of common stock	(5,750)	(349)
Net proceeds from exercise of stock options	737	778
Unrealized loss on short-term investments	(560)	(774)
NET DECREASE IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$(41,352)	$(141,470)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	MARCH 31, 2021	DECEMBER 31, 2020
ASSETS
Cash, cash equivalents and short-term investments	$884,715	$926,647
Accounts receivable	12,502	16,008
Prepaid and other current assets	87,663	84,224
Property & equipment and patents, net	423,358	434,973
Other long-term assets, net	153,636	154,423
TOTAL ASSETS	$1,561,874	$1,616,275
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$60,812	$75,827
Current deferred revenue	192,422	219,935
Long-term deferred revenue	112,153	108,069
Long-term debt & other long-term liabilities	463,914	415,878
TOTAL LIABILITIES	829,301	819,709
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	712,098	773,369
Noncontrolling interest	20,475	23,197
TOTAL EQUITY	732,573	796,566
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,561,874	$1,616,275

RECONCILIATION OF FREE CASH FLOW TO NET CASH
USED IN OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash used in operating activities, the most directly comparable GAAP financial measure (in thousands):

	FOR THE THREE MONTHS ENDED MARCH 31,
	2021	2020
Net cash used in operating activities	$(9,842)	$(26,885)
Purchases of property and equipment	(387)	(1,603)
Capitalized patent costs	(9,602)	(6,256)
Free cash flow	$(19,831)	$(34,744)

CONTACT:	InterDigital, Inc.
Tiziana Figliolia
Email: tiziana.figliolia@interdigital.com
+1 (302) 300-1857